                                  EXHIBIT 12.2
                                  ------------

                            BREED TECHNOLOGIES, INC.
           COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS
                        (IN MILLIONS, EXCEPT FOR RATIOS)


                                           Fiscal Years Ended June 30,
                                   -------------------------------------------
                                      1994    1995    1996   1997     1998
                                   --------  ------  ------  ------  ---------
Net Earnings (loss) before
   extraordinary item..............   $44.6  $ 72.3  $ 63.0  $14.8  $(358.6)
Add: Income taxes..................    28.4    37.8    35.3   14.8    (60.2)
                                      -----  ------  ------  -----  -------
Profit (loss) before income taxes..   $73.0  $110.1  $ 98.3  $29.6  $(418.8)
                                      =====  ======  ======  =====  =======

Fixed Charges
Interest expensed..................   $ 1.1  $  0.8  $  2.7  $26.8  $  68.9
Capitalized interest...............      --      --      --    0.1      0.1
Amortization of deferred
      financing costs..............      --      --      --    0.7     16.8
   Estimated interest factor on
      operating leases.............     0.3     0.4     0.3    1.8      3.6
   Dividends on redeemable
      preferred stock..............      --      --      --     --     10.0
                                      -----  ------  ------  -----  -------
                                      -----

Total Fixed Charges................   $ 1.4  $  1.2  $  3.0  $29.4  $  99.4
                                      =====  ======  ======  =====  =======

Earnings Computation
   Profit (loss) before tax........   $73.0  $110.1  $ 98.3  $29.6  $(418.8)
Fixed charges                           1.4     1.2     3.0   29.4     99.3
                                      -----  ------  ------  -----  -------
Total Earnings as Adjusted..........  $74.4  $111.3  $101.3  $59.0  $(319.5)
                                      =====  ======  ======  =====  =======

Ratio of earnings to
   fixed charges...................    53.1    92.7    33.8    2.0     (---)
                                      -----  ------  ------  -----  -------
 Insufficiency of earnings to cover
   combined fixed charges and
   preferred stock dividends........                                 $(418.8)
                                                                     =======